Exhibit 99.1

From:	EnviroStar, Inc. 290 NE 68 Street Miami, FL 33138 Michael Steiner (305) 754-4551 Venerando Indelicato (813) 814-0722

FOR RELEASE: Friday, May 13, 2011 at 1:00 PM
EnviroStar Inc. Announces Third Quarter Results

Company Reports Increased Revenues And Earnings

Miami, FL – May 13, 2011, – EnviroStar Inc (NYSE Amex:EVI) today reported revenues and earnings for the nine and three month periods ended March 31, 2011.

For the nine month period of fiscal 2011, revenues increased by 7.5% to $14,882,829 from $13,844,574 for the same period of fiscal 2010.  Net income increased by 41.4% to $305,907 or $.04 per share compared to net income of $216,372 or $.03 per share for the same period of fiscal 2010.

For the third quarter of fiscal 2011, revenues were $4,764,570, an increase of 16.4% from $4,094,643 in the comparable period of fiscal 2010. Net income for the current year period was $91,841 or $.01 per share, an increase of 38.8% from $66,179 or $.01 per share for the third quarter of fiscal 2010.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated “We are pleased with the Company’s results for the nine and three month periods of fiscal 2011, despite a challenging economy. Incoming orders have been trending higher during fiscal 2011, increasing the Company’s backlog. We are especially pleased with boiler sales which improved by 138.9% and 76.5% for the nine and three month periods, respectively, of fiscal 2011 over the same periods of fiscal 2010.” He noted that the increase in boiler sales resulted from a new line of boilers introduced by the Company in late fiscal 2009.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Nine months ended March 31,		Three months ended March 31,
	2011	2010	2011	2010

Revenues	$14,882,829	$13,844,574	$4,764,570	$4,094,643

Income before income taxes	493,783	349,920	147,477	106,740
Provision for income taxes	187,876	133,548	55,636	40,561
Net earnings	$305,907	$216,372	$91,841	$66,179

Basic and diluted earnings per share	$.04	$.03	$.01	$.01

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732